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                                 EXHIBIT 23.1

Exhibit 23.1  Consent of Marti, Lynch & Company


CONSENT OF MARTI, LYNCH & COMPANY


The Board of Directors
North Central Bancshares, Inc.

We consent to the incorporation by reference of our report dated February 7, 1997, relating to the consolidated statements of financial condition of Valley Financial Corp. as of December 31, 1996 and 1995 and the related statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the Form 8-K/A filed on or about March 31, 1998 by North Central Bancshares, Inc. related to the acquisition of Valley Financial Corp. by North Central Bancshares, Inc., in the following Registration Statement of North Central Bancshares, Inc.: No. 333-33089 on Form S-8.

                                /s/  Marti, Lynch & Company
                               -----------------------------
                               Marti, Lynch & Company
Burlington, Iowa
March 27, 1998